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                                                                EXHIBIT 99

REPUBLIC INDUSTRIES, INC.

                                                450 East Las Olas Boulevard
                                                Suite 1200
                                                Fort Lauderdale, Florida 33301
                                                954-713-5200
                                                954-713-2115 FAX



FOR IMMEDIATE RELEASE                   CONTACT: J. RONALD CASTELL
---------------------                            (954) 713-5355




             ED MULLINAX, INC. TO MERGE WITH REPUBLIC INDUSTRIES

        Fort Lauderdale, Florida (December 23, 1996) - Republic Industries, Inc. (NASDAQ:RWIN) announced today that it has signed definitive agreements providing for a merger with Ed Mullinax, Inc. and its subsidiaries. Mullinax owns and operates five Ford and Lincoln-Mercury dealerships in Northeast Ohio and South Florida.

        H. Wayne Huizenga, Chairman and Co-Chief Executive Officer of Republic, commented "the merger of the Mullinax dealerships with Republic creates a solid foundation from which we will implement our new vehicle strategy in markets where we will develop AutoNation USA. By combining new vehicles with AutoNation USA, we will reach the consumer at every level in the automotive buying and service process."

        Mr. Huizenga also stated "Ed Mullinax and his seasoned management team bring a wealth of talent and experience to our automotive operations. Ed is an innovator, having pioneered the "one-price" selling process. His company has operated with a true commitment to the customer with a "no haggle" selling philosophy for over 20 years."

        Mullinax is the number one Ford retailer in the United States. He operates dealerships in Wickliffe, North Canton, Amherst and Brunswick, Ohio as well as Margate, Florida.

        In connection with the merger, Ed Mullinax, his sons Larry and Jerry, along with his long-time business partner, Pat O'Brien, and other key members of the their management team will enter into long-term employment agreements with Republic.

        The closing is subject to customary conditions. Republic has obtained necessary approvals from Ford and Lincoln-Mercury for the merger. The transaction is expected to close in early 1997. Republic anticipates issuing common stock having a value of approximately $100 million at closing.

        Republic is a diversified company operating in the automotive, solid waste, electronic security and out-of-home media industries.